(logo) CRED iQ

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

1.        Fintech Trust Advisors LLC DBA CRED iQ (the “Company”, or “CRED iQ”) is responsible for assessing compliance with the servicing criteria applicable to it in Items 1122(d)(3)(i)(A-B) and 1122(d)(4)(vii) of the U.S. Securities and Exchange Commission’s (“SEC”) Regulation AB, as of and for the year ended December 31, 2024 (the “Reporting Period”), as set forth in Appendix A hereto (the “applicable servicing criteria”). The transactions covered by this report (collectively referred to as the “Operating and/or Trust Advisor Platform” or the “Platform”) include asset- backed transactions and securities for which the Company served in the capacity of Operating and/or Trust Advisor, as defined in Appendix B.

2.        CRED iQ used the criteria set forth in Items 1122(d)(3)(i)(A-B) and 1122(d)(4)(vii) of paragraph (d) of Item 1122 of Regulation AB (defined in Appendix A) to provide an assertion on the Company’s assessment of compliance with the applicable servicing criteria.

3.        During the reporting period, there were no loss mitigation or recovery actions initiated, conducted, or concluded on any of the active assets, therefore the Company did not perform any servicing activities related to Item 1122(d)(4)(vii) as of and for the year ended December 31, 2024.

4.        CRED iQ has complied, in all material respects, with the applicable servicing criteria for the Reporting Period with respect to the Platform taken as a whole.

5.        Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s assertion on compliance with the applicable servicing criteria for the Reporting Period.

Fintech Trust Advisors LLC DBA CRED iQ

March 21, 2025

/s/ Mike Haas

Mike Haas, Chief Executive Officer

Appendix A – Applicable Servicing Criteria

SERVICING CRITERIA
Reference	Criteria
Item 1122(d)(3)(i)(A-B)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements.

Item 1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosure, foreclosure and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

Appendix B – The Platform

Portfolio	Period of Service	Operating / Trust Advisor activity required as of and for the year ended December 31, 2024
WFRBS 2013-C11	January 1, 2024 - December 31, 2024	X